Exhibit 4.23

AMENDMENT NO. 1
to

CREDIT FACILITY PROVIDING FOR A

SENIOR SECURED TERM LOAN

OF UP TO US$121,286,500

TO BE MADE AVAILABLE TO

WARHOL SHIPPING COMPANY LIMITED,
INDIANA R SHIPPING COMPANY LIMITED,
AND
BRITTO SHIPPING COMPANY LIMITED,
as joint and several Borrowers,

BY

HSH NORDBANK AG,
as Mandated Lead Arranger, Underwriter, Administrative Agent and Security Trustee,

and the Banks and Financial Institutions
identified on Schedule 1, as Lenders

October 1, 2008

May 11, 2009

AMENDMENT NO. 1 TO SENIOR SECURED TERM CREDIT FACILITY AGREEMENT

THIS AMENDMENT NO. 1 TO SENIOR SECURED TERM CREDIT FACILITY AGREEMENT (this "Amendment") is made as of the 11th day of May, 2009, and amends and is supplemental to that certain senior secured term credit facility agreement dated as of October 1, 2008, by and among (1) WARHOL SHIPPING COMPANY LIMITED, INDIANA R SHIPPING COMPANY LIMITED, and BRITTO SHIPPING COMPANY LIMITED, each a corporation organized and existing under the laws of the Republic of Liberia, as joint and several borrowers (together the "Borrowers" and each a "Borrower"), (2) the banks and financial institutions listed on Schedule 1 thereto, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10, the "Lenders") and (3) HSH NORDBANK AG ("HSH"), as mandated lead arranger, underwriter, administrative agent for the Lenders (in such capacity, the "Administrative Agent") and security trustee for the Lenders.  Unless otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to such terms in the Credit Facility Agreement.

W I T N E S S E T H

WHEREAS, pursuant to the terms of the Credit Facility Agreement, the Lenders have agreed to provide to the Borrowers a senior secured credit facility for a term loan to be made available in three tranches, one per Vessel, in the aggregate amount of the least of US$121,286,500 or 85% of the Construction Costs of the Vessels or 80% of the Fair Market Value of the Vessels, to partly re-finance and finance the construction and delivery costs of the Vessels;

WHEREAS, the parties to this Amendment desire to amend the Credit Facility Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                Amendment of the Credit Facility Agreement.  The parties hereto agree that effective as of the date hereof:

(a)              All references to "this Agreement" shall be deemed to refer to the Credit Facility Agreement as amended hereby.

(b)              All references to this Agreement in each of the Security Documents shall be deemed to be references to the Credit Facility Agreement as amended hereby.

(c)              All references to "INDIANA" in each of the Credit Facility Agreement and Security Documents shall be deemed to be references to "TYRRHENIAN WAVE".

(d)              All references to "WARHOL" in each of the Credit Facility Agreement and Security Documents shall be deemed to be references to "MISS MARILENA".

(e)               Section 1.1 of the Credit Facility Agreement is hereby amended as follows:

(i)  The definition of "Accounting Period" is hereby deleted in its entirety and replaced with the following:

"means each consecutive period of three months falling during the period (ending on the last day in March, June, September and December of each year) for which quarterly accounting information is required to be provided to the Administrative Agent hereunder, provided, however, that until March 31, 2010, Accounting Period shall mean each consecutive period of twelve months;"

(ii) The definition of "BRITTO" is hereby deleted in its entirety and replaced with the following:

"means that certain vessel owned or to be owned by Britto, with Hull Number S-1031 and registered or to be registered under the flag of Panama;"

(iii)  The definition of "BRITTO Charterer" is hereby deleted in its entirety and replaced with the following:

"means Daelim Corporation Co. Ltd.;"

(iv)  The definition of "EBITDA" is hereby deleted in its entirety and replaced with the following:

"means, in respect of an Accounting Period, the aggregate amount of consolidated pre-tax profits of the Guarantor and its Subsidiaries before extraordinary or exceptional items (including dry docking costs for all Accounting Periods ending on or before March 31, 2010, but excluding dry-docking costs for all Accounting Periods thereafter), depreciation, interest, rentals under finance leases and similar charges payable but after the deduction of payments made under bareboat charters in each case as stated in the then most recent accounting information;"

(v)  The definition of "INDIANA" is hereby deleted in its entirety.

(vi)  The definition of Mandatory Costs" is hereby deleted in its entirety and replace with the following:

"means the cost of complying with any applicable regulatory requirements of any relevant regulatory authority and, for purposes of any enforcement action taken with respect to the BRITTO Mortgage, shall be calculated in accordance with Schedule 4 hereof;"

(vii)  The definition of "Margin" is hereby deleted in its entirety and replaced with the following:

"shall mean (a) 2.00% per annum from March 24, 2009 to March 31, 2010 and (b) after March 31, 2010, with respect to any Advance under a Tranche, (1) 1.75% per annum until and including the Margin Final Date and (2) after the Margin Final Date, the Margin as determined between the Lenders and the Borrowers in accordance with Section 6.1(b);"

(viii)  The definition of "MISS MARILENA" shall be inserted as follows:

"means that certain vessel owned by Warhol, registered under the laws of the Republic of the Marshall Islands having Official Number 3501, and mortgaged to HSH as security for the obligations of the Borrowers hereunder;"

(ix)  The definition of "Original Credit Facility Agreement" is hereby inserted as follows:

"means the Credit Facility Agreement before it was amended by Amendment No. 1 thereto;"

(x) The definition of "Performance Guarantee(s)" is hereby deleted in its entirety and replace with the following:

""Performance Guarantee" means the irrevocable performance guarantee to be executed by the Performance Guarantor in respect of the TYRRHENIAN WAVE Charter Party Agreement;"

(xi) The definition of "Performance Guarantor(s)" is hereby deleted in its entirety and replace with the following:

""Performance Guarantor" means Marco Polo Seatrade B.V. in respect of the TYRRHENIAN WAVE Charter Party Agreement;"

(xii) The definition of "Required Percentage" shall be deleted in its entirety and replaced with the following:

"means, (i) until March 31, 2010, one hundred and twenty five percent (125%), (ii) from April 1, 2010 until the fourth anniversary of this Credit Facility Agreement, one hundred and twenty percent (120%), and (iii) at all times thereafter, one hundred and twenty five percent (125%) of the amount of the outstanding Facility and the notional cost or actual cost (if any) as determined by the Lender of terminating any interest rate swap entered into by the Borrowers;"

(xiii)  The definition of "TYRRHENIAN WAVE" shall be inserted as follows:

"means that certain vessel owned by Indiana, registered under the laws of the Republic of Liberia having Official Number 14235, and mortgaged to HSH as security for the obligations of the Borrowers hereunder;"

(f)                Section 9.1(d) of the Credit Facility Agreement is hereby amended as follows:

(i)  Insert subsection (vii) as follows:  "(vii) monthly projections of the cash position of the Guarantor on a rolling monthly basis;";

(ii)  Insert subjection (viii) as follows:  "(viii) quarterly cash flow projections of the Guarantor for all quarters during the then upcoming two-year period on a quarterly basis; and"; and

(iii)  Insert subsection (ix) as follows:  "(ix) quarterly reports describing all developments with regard to the Guarantor's financial status and to any and all vessels owned by the Guarantor and/or its Subsidiaries."

(g)              Section 9.1(t) of the Credit Facility Agreement is hereby inserted as follows:

"(t)         Sale of Vessels and Proceeds from Offerings.  until the date on which the Borrowers and the Guarantor are in compliance with all of the covenants set forth in the Original Credit Facility Agreement, (i) ensure that all sale proceeds (excluding any debt prepayment) from the sale of a Vessel or the sale of a vessel financed by the $95M Credit Agreement are applied towards complying with all covenant requirements in each of the Original Credit Facility Agreement and the $95M Credit Agreement; (ii) deliver, or cause to be delivered, to the Administrative Agent, in repayment of the Facility, an amount equal to the Sale Percentage of the proceeds (excluding any debt prepayment or any other financial obligation towards the financing bank in respect of the sold vessel) from the sale of a vessel that is not financed by the Credit Facility Agreement or the $95M Credit Agreement by the Guarantor or any of its Subsidiaries; and (iii) deliver, or cause to be delivered, to the Administrative Agent, in repayment of the Facility, an amount equal to the Sale Percentage of 50% of the offering proceeds of a successful public offering of stock of the Guarantor or its Subsidiaries; provided, however, that the remaining offering proceeds shall be used solely for working capital purposes and not for investments.  For purposes of this Section 9.1(t), "Sale Percentage" shall mean a fraction, (1) the numerator of which shall be the aggregate of (A) the outstanding amount of the Facility and (B) the outstanding amount under the $95M Credit Agreement and (2) the denominator of which shall be the aggregate Financial Indebtedness of the Guarantor and its Subsidiaries on a consolidated basis."

(h)              Section 9.1(u) of the Credit Facility Agreement is hereby inserted as follows:

"(u)         Debt Service Reserve Account.  The Guarantor and its Subsidiaries shall maintain at least Six Million Five Hundred Forty Eight Thousand Eight Hundred Fourteen Dollars ($6,548,814) in the Debt Service Reserve Account (as defined in the $95M Credit Agreement), as reduced quarterly by repayments of the facility under the $95M Credit Facility Agreement, until the Facility hereunder and the facility under the $95M Credit Facility Agreement has been repaid in full."

(i)                Section 9.2(l) of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

"(l)         Use of Corporate Funds.  permit any Borrower to pay out any funds to any company or person except (i) in the ordinary course of business in connection with the management of the business of the Guarantor and its Subsidiaries, including the operation and/or repair of any of the Vessels and other vessels owned or operated by such parties and (ii) the servicing of the Debt permitted hereunder; and permit any Security Party to pay out any funds to any company or person except in connection with the repurchase of shares or other equity interests of any Security Party or the redemption of any investment in an amount in the aggregate for all such repurchases or redemptions up to Five Million Dollars ($5,000,000);"

(j)                Section 9.2(r) of the Credit Facility Agreement is hereby inserted as follows:

"(r)         Guarantor Distributions.  with respect to the Guarantor, pay dividends or make any other distributions of its capital stock other than distributions under the Guarantor's stock incentive plan for its employees so long as: (1) the ratio of EBITDA to Fixed Charges is below 120%; or (2) the Fair Market Value of the AMALFI and the VOC GALLANT is below 140% of (i) the aggregate of the outstanding amount of the Facility (as defined in the $95M Credit Agreement) and (ii) the cost of terminating any Interest Rate Agreement (as defined in the $95M Credit Agreement)."

(k)               Section 9.3(a) of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

"Adjusted Net Worth.  maintain at all times an Adjusted Net Worth of not less than (i) One Hundred Twenty Five Million Dollars ($125,000,000) from the date hereof until March 31, 2010, and (ii) after March 31, 2010, Two Hundred Fifty Million Dollars ($250,000,000) provided that such Adjusted Net Worth shall not be less than (i) Fifteen Percent (15%) of the Total Assets from the date hereof until March 31, 2010 and (ii) Thirty Five Percent (35%) of the Total Assets thereafter;"

(l)                Section 9.3(b) of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

"(b)         EBITDA to Fixed Charges.  beginning on March 31, 2010 and at all times thereafter, ensure that EBITDA shall at all times exceed 120% of the aggregate amount of Fixed Charges; and"

(m)              Section 9.3(c) of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

"(c)         Minimum Liquidity.  (i) from the date hereof until March 31, 2010, maintain Liquid Funds in the amount of Twenty Five Million Dollars ($25,000,000), such Liquid Funds to include cash held in any of the Guarantor's accounts that have been or will be pledged in the Guarantor's ordinary course of business and cash held in any of the Guarantor's Subsidiaries' accounts that have been or will be pledged in the Guarantor's Subsidiaries' ordinary course of business, and (ii) after March 31, 2010, maintain Liquid Funds in the greater of Twenty Five Million Dollars ($25,000,000), or Five Hundred Thousand Dollars ($500,000) per vessel directly or indirectly owned or bareboat chartered-in and/or leased-back by the Guarantor (the "Minimum Liquidity")."

(n)              Schedule 2 of the Credit Facility Agreement shall be deleted in its entirety and replaced with Exhibit A attached hereto.

(o)              Exhibit B attached hereto shall be inserted as Schedule 4 of the Credit Facility Agreement.

2.                Conditions Precedent to the Effectiveness of this Amendment.  The effectiveness of this Amendment shall be expressly subject to the following conditions precedent:

(a)	This Amendment. Each of the Borrowers shall have duly executed and delivered this Amendment to the Administrative Agent and Lenders;

(b)	Consent, Agreement and Affirmation. The Guarantor and Collateral Obligors shall have duly executed and delivered the Consent, Agreement and Affirmation attached hereto;

(c)               Corporate Authority.  The Administrative Agent shall have received:

(i)
copies, certified as true and complete by an officer of each of the Borrowers and the Collateral Obligors, of the resolutions of their respective board of directors and, in the case of the Collateral Obligors, their respective shareholders evidencing approval of this Amendment and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)
copies, certified as true and complete by an officer of the Guarantor, of the resolutions of the board of directors evidencing approval of the Consent, Agreement and Affirmation and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(iii)
copies, certified as true and complete by an officer of each Security Party, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Security Parties as may be required by the Administrative Agent), approvals or consents with respect to this Amendment;

(iv)	copies, certified as true and complete by an officer of each Security Party, of the certificate of incorporation and by-laws or equivalent instruments thereof;

(v)
certificate of an authorized officer of the Guarantor certifying that it legally and beneficially owns, directly or indirectly, all of the issued and outstanding capital stock of each of the Borrowers and Collateral Obligors and that such capital stock are free and clear of any liens, claims, pledges or other encumbrances whatsoever and have been paid in full; and

(vi)	certificates of the jurisdiction of incorporation of each Security Party as to the good standing thereof;

(d)	Mortgage Amendments. Amendments to the following Mortgages shall have been duly executed and delivered to the Administrative Agent:

(1) the Mortgage over the MISS MARILENA, (2) the Mortgage over the TYRRHENIAN WAVE, (3) the Collateral Mortgage over the AMALFI, and (4) the Collateral Mortgage over the VOC GALLANT.

(e)
Legal Opinions.  the Administrative Agent, on behalf of the Agents and the Lenders, shall have received legal opinions addressed to the Administrative Agent from (i) G.C. Economou & Associates, counsel for the Security Parties in respect of, inter alia, no material litigation or breach of contract by the Security Parties and no filings are required in Greece, (ii) Seward & Kissel LLP, special United States, New York, Liberian and Marshall Islands counsel to the Agents and Lenders in respect of inter alia, the corporate authority of the Security Parties and the enforceability of this Amendment, in each case in such form as the Administrative Agent may require, as well as such other legal opinions as the Administrative Agent shall have required as to all or any matters under the laws of the United States of America, the State of New York, the Republic of Greece, the Republic of Liberia, the Republic of the Marshall Islands.

3.                Representations and Warranties.  Each of the Borrowers hereby represents and warrants to the Administrative Agent that immediately after giving effect to this Amendment, the representations and warranties set forth in the Credit Facility Agreement as amended hereby are true and correct in all material respects and no Default or Event of Default shall have occurred and be continuing.

4.                No Defaults.  Each of the Borrowers hereby represents and warrants that as of the date hereof there exists no Event of Default or any condition which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

5.                Covenants.  Each of the Borrowers hereby reaffirms that, except as disclosed to the Administrative Agent, it has duly performed and observed the covenants and undertakings set forth in the Credit Facility Amendment, and covenants and undertakes to continue to duly perform and observe such covenants and undertakings, as amended hereby, so long as the Credit Facility Agreement as amended hereby shall remain in effect.

6.                No Other Amendment.  All other terms and conditions of the Credit Facility Agreement shall remain in full force and effect and the Credit Facility Agreement shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

7.                Fees and Expenses.  Each of the Borrowers agrees to pay to the Administrative Agent a waiver fee of One Hundred Fifty Thousand Dollars ($150,000) to be paid by the earlier of (i) the delivery of the BRITTO and (ii) June 15, 2009.  In addition, each of the Borrowers agrees to pay to the Lenders, upon the execution hereof, all costs and expenses (including reasonable legal fees) of the Lenders and the Agents in connection with the preparation and execution of this Amendment.

8.                Execution in Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

9.                Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

10.              Effect of Amendment.  All references in any Security Document to the Credit Facility Agreement on and after the date hereof shall be deemed to refer to the Credit Facility Agreement as amended hereby, and the parties hereto agree that, except as amended by this Amendment, all of the terms and provisions of the Credit Facility Agreement shall remain in full force and effect.

11.              Electronic Delivery.  Delivery of an executed copy of this Amendment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed copy.  In the event that any party delivers an executed copy of this Amendment by facsimile or electronic transmission, such party shall also deliver an originally executed copy as soon as practicable, but the failure of such party to deliver an originally executed copy of this Amendment shall not affect the validity or effectiveness of this Amendment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

WARHOL SHIPPING COMPANY LIMITED

By:	/s/ Eirini Alexandropoulou
Name: Eirini Alexandropoulou
Title: Attorney-in-Fact

INDIANA R SHIPPING COMPANY LIMITED

By:	/s/ Eirini Alexandropoulou
Name: Eirini Alexandropoulou
Title: Attorney-in-Fact

BRITTO SHIPPING COMPANY LIMITED

By:	/s/ Eirini Alexandropoulou
Name: Eirini Alexandropoulou
Title: Attorney-in-Fact

HSH NORDBANK AG,
as Mandated Lead Arranger, Underwriter, Administrative Agent and Security Trustee

By:	/s/ Björn Kaufmann /s/ Marcus Engel
Name: Björn Kaufmann Marcus Engel
Title: Attorney-in-Fact

HSH NORDBANK AG,
as Lender

By:	/s/ Björn Kaufmann /s/ Marcus Engel
Name: Björn Kaufmann Marcus Engel
Title: Attorney-in-Fact

CONSENT, AGREEMENT AND AFFIRMATION

The undersigned, referred to in the Credit Facility Agreement as the "Guarantor" or as a "Collateral Obligor", as the case may be, hereby consents and agrees to all of the terms and conditions of the foregoing Amendment No. 1 to Senior Secured Term Credit Facility Agreement dated as of the 11th day of May, 2009 amending that certain Senior Secured Term Credit Facility Agreement dated as of October 1, 2008, among (1) WARHOL SHIPPING COMPANY LIMITED, INDIANA R SHIPPING COMPANY LIMITED, and BRITTO SHIPPING COMPANY LIMITED, each a corporation organized and existing under the laws of the Republic of Liberia, as joint and several borrowers, (2) the banks and financial institutions listed on Schedule 1 thereto, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10) and (3) HSH NORDBANK AG, as mandated lead arranger, underwriter, administrative agent for the Lenders, and security trustee for the Lenders.

TOP SHIPS, INC.,
as Guarantor

By:	/s/ Eirini Alexandropoulou
Name: Eirini Alexandropoulou
Title: Attorney-in-Fact

AMALFI SHIPPING COMPANY LIMITED,
as Collateral Obligor

By:	/s/ Eirini Alexandropoulou
Name: Eirini Alexandropoulou
Title: Attorney-in-Fact

JEKE SHIPPING COMPANY LIMITED,
as Collateral Obligor

By:	/s/ Eirini Alexandropoulou
Name: Eirini Alexandropoulou
Title: Attorney-in-Fact

                                                                     EXHIBIT A

SCHEDULE 2

THE VESSELS

Name of Vessel	Owner	Hull Number	Official Number	Flag	DWT	Classification Society
MISS MARILENA	Warhol Shipping Company Limited	S-1025	3501	Marshall Islands	50,000	Det Norske Veritas ("DNV")
TYRRHENIAN WAVE	Indiana R Shipping Company Limited	S-1029	14235	Liberia	50,000	DNV
BRITTO	Britto Shipping Company Limited	S-1031	38901 - PEXT	Panama	50,000	DNV

EXHIBIT B
Schedule 4

MANDATORY COSTS CALCULATION

SCHEDULE 5

MANDATORY COST FORMULA

1.
Mandatory Costs are an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions), (b) the requirements of the European Central Bank, (c) the Federal Reserve Bank or (d) any similar institution with which the Lender(s) comply (including any institution which replaces all or any of its functions of the aforementioned institutions) (items (a) through (d) inclusive, the "Regulatory Institutions").

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Costs will be calculated by the Administrative Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

E x 0.01 per cent. per annum
300

Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Bank to the Administrative Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)
"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable, after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,00,000 of the Tariff Base of that Reference Bank.

7.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender;

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.
The rates of charge of the Reference Bank for the purpose of (e) above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

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9.
The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and the Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.
The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Regulatory Institutions (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

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